EXHIBIT 10.24

VIA FAX
-------

December 18, 2000


David Spector
c/o  vFinance.com, Inc.
6600 N. Andrews Avenue, Suite 304
Ft. Lauderdale, FL  33309

Dear David:

This letter will amend and restate the Employment Agreement between vFinance.com, Inc. ("VFIN") and you and provide you a new grant of 150,000 options at an exercise price of $1.00 per share (" Options") which terminate 5 years from the date hereof:

     1. Base Annual Salary: $100,000 per annum paid in 24 equal payments with two payments per month approximately every two weeks.

     2. The terms and conditions of this new 150,000 option grant shall be as follows:

     a. In the event that you resign or are terminated WITH CAUSE, then all NON-VESTED Options at the time of such termination shall expire and shall be deemed null and void. In the event that you are terminated without cause, then all non-vested Options at the time of such termination shall immediately vest;

     b. In the event that you resign or are terminated WITH OR WITHOUT CAUSE, you shall have until the end of the Option Term to exercise Options which have vested at the time of such resignation or termination after which time any such vested Options which remain unexercised shall expire and shall be null and void;

     c. In the event that you are terminated and have not exercised certain vested Options, and the shares of Common Stock underlying such Options are still unregistered, such Options will not expire or be deemed null and void until the shares of Common Stock are registered with the Securities and Exchange Commission. All unregistered non-vested Options shall expire and shall be deemed null and void at the time of termination. The Company grants you standard piggyback registration rights with respect to the common stock underlying the Options.

     d. In the event of a change in control, which will be defined and set forth in an incentive stock option plan (the "Plan") to be filed and registered at a future date, then all non-vested Options will accelerate and immediately vest. In the event no Plan is established then for purposes of this agreement:

          "Change of Control" shall mean (i) the occurrence of any event or transaction or series thereof pursuant to which any person or group (as used in Rule 13(d)-1 of the Securities Exchange Act of 1934) acquires beneficial ownership or control in excess of 50% of the outstanding voting shares of the Company, or (ii) that the directors of the Company serving on its Board of Directors on the date immediately preceding such event or transaction or series thereof shall, in the aggregate, represent less than fifty percent (50%) of the Board of Directors after such event or transaction or series thereof.

     e. In the event that the outstanding shares of Common Stock of the Company are changed by (i) any stock dividend, stock split or combination of shares or (ii) any merger, consolidation or reorganization of the Company with any other corporation or corporations, the number of shares

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          underlying the Options and subject to the Plan shall be
          proportionately adjusted. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted;

     f. In the event of your death while you are an employee of VFIN, your family shall have the right to exercise any vested Options within 180 days after your death;

     g.   The Options are not assignable or transferable.

     h. Except as provided herein below the Options shall expire December 18, 2005 (" Option Term"). The shall have vested and shall vest and be exercisable pursuant to the following terms and conditions:

          a.   3,000 options shall be vested on October 29, 1999;
          b. 3,000 options shall vest each month for 11 months beginning November 28, 1999 and on the 28th day of each much thereafter;
          c.   19,500 options shall vest October 28, 2000;
          d.   19,500 options shall vest October 28, 2001;
          e.   3,000 options shall be vested on June 18, 2000;
          f. 3,000 options shall vest each month for 11 months beginning July 18, 2000 and on the 18th day of each much thereafter;
          g.   19,500 options shall vest June 18, 2001;
          h.   19,500 options shall vest June 18, 2002

     3. For purposes of this Agreement and the Options and New Options, "cause" shall mean: (i) any defalcation or misappropriation by you ("Employee") of funds or property of the VFIN or any of its affiliates during the course of his employment with the VFIN; (ii) willful misconduct and gross negligence; (iii) the conviction of Employee of any felony, or a misdemeanor involving fraud, dishonest conduct or moral turpitude; (iv) the willful and continued failure by Employee to substantially perform his duties (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) 90 days after demand for substantial performance has been delivered by the VFIN, in writing, with such demand specifically identifying the manner in which the VFIN believes the Employee has not performed as required; or (v) any attempt by Employee to obtain a personal profit from any transaction in which Employee has an interest adverse to the VFIN unless such adverse interest and the potential profit is disclosed in writing and delivered to and approved by the Board in advance of such transaction including any unauthorized compensation by Employee obtained in connection with the VFIN's business or potential business.

4. (a) For purposes of this Agreement, "Confidential Information" means knowledge, information and material which is proprietary to the Company, of which Employee may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Employee during his employment with the Company). Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, strategies, analytical models, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists, customer lists, lists of prospective customers and acquisition targets, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section 8 shall not constitute Confidential Information for purposes of this Agreement.

      (b)During the term of this Agreement and thereafter, Employee agrees, to hold in confidence all Confidential Information and not to use such information for Employee's own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Employee's work for the Company.

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     (c) Employee will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in, or improvements that could be made to, such rules and regulations.

     (d) Employee will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

     (e) Upon termination of employment, Employee will deliver to the Company any and all records and tangible property that contain Confidential Information that are in his possession or under his control.

VFINANCE.COM, INC.

By: /s/ LEONARD J. SOKOLOW
    ----------------------------------------
    Leonard J. Sokolow, CEO




AGREED TO AND ACCEPTED AS OF THIS 18TH DAY OF
DECEMBER 2000

/s/ DAVID SPECTOR
--------------------------------------------
David Spector